Exhibit 99.1

FOR FURTHER INFORMATION:

At the Company:

Paul Mastrapa

Chief Financial Officer

(847) 229-7773

OPTION CARE ANNOUNCES RECORD SECOND QUARTER RESULTS

Revenues of $99 Million; Earnings Per Diluted Share of $0.22

Declares Second Quarter Dividend of $0.02 Per Share

BUFFALO GROVE, IL, August 3, 2004—Option Care, Inc. (Nasdaq: OPTN) today reported results for the second quarter and six months ended June 30, 2004.  Revenues were $99 million for the second quarter, a 16% increase compared to revenues of $85 million for the second quarter of 2003. Organic growth for the home infusion and specialty pharmacy services was 10% and 21% respectively.  Net income for the second quarter increased 23% to $4.7 million, or $0.22 per diluted share as compared to $3.8 million, or $0.18 per diluted share for the comparable period last year.  Consistent with the company’s dividend policy, the Board of Directors declared a dividend of $0.02 per share for the second quarter of 2004.  The dividend is payable on August 31, 2004 to shareholders of record as of August 16, 2004.

For the six months ended June 30, 2004, revenue increased 14% to $202 million.  Net income was $9.0 million, or $0.42 per diluted share, a 16% increase from the $7.8 million, or $0.37 per diluted share, in 2003.

Raj Rai, Option Care’s chief executive officer commented, “We are very pleased with our second quarter results.  Overall revenue growth was strong for both our home infusion and specialty pharmacy services and is resulting in positive earnings momentum.  In addition, in July we completed two small acquisitions that have been consolidated into existing operations.  We are focused on maintaining our growth momentum and remain very excited with the scope of contract opportunities, new products and acquisitions we are currently evaluating.  Finally, the dividend declared by the Board highlights the financial strength of the company.”

Rick Smith, Option Care’s president and chief operating officer commented, “Since the third quarter of last year, we substantially increased our sales focus which included an increase in our sales force, targeting high margin therapies and improved managed care contract pull-through.  We are seeing the positive results of these efforts as demonstrated by our 10% growth in infusion and 21% growth in specialty pharmacy services during the second quarter.  In addition to our sales focus, we have been working to lower pharmaceutical and supply costs and are beginning to see positive effects of these efforts.  We continue to closely monitor costs, operating efficiencies, and accounts receivable across all operations.  I am confident that our efforts will continue to move the company forward and build value.”

Commenting on the financial aspects of the quarter Paul Mastrapa, chief financial officer, stated, “Our organic growth of 16% was generated from a broad spectrum of therapies within our home infusion and specialty pharmacy services.  In addition, we continue to see growth of Xolair® which we began to distribute during the third quarter of last year.”

Mr. Mastrapa continued, “Overall gross profit for the second quarter was 29.4% as compared to 32.6% for the prior year quarter.  The decline in overall gross profit is a result of the shift in mix towards specialty pharmacy revenues, which were 59% of revenues in the second quarter compared to 57% for the same quarter of the prior year, as well as lower gross profit within our specialty pharmacy services. Gross profit for our specialty pharmacy services declined to 17.2% from 21.9% primarily due to shift in mix towards lower margin products resulting from our growth in Xolair®, Human Growth Hormone, and our managed care specialty pharmacy services.  Home infusion services gross profit remained stable at 43.6% for the second quarter of 2004 as compared to 43.4% for the prior year.”

Mastrapa concluded, “Our balance sheet remains very strong with positive cash flow from operations of $6.6 million during the second quarter.  Days sales outstanding were 61 days at the end of the quarter, an increase of 4 days from the previous quarter ended March 31, 2004 primarily due to routine variations in the payment cycle for a large customer within our managed care specialty business.  Lastly, we are debt free and continue to build cash reserves.  We ended the second quarter with $12.8 million of cash on-hand.”

Outlook

The company estimates that earnings per diluted share will range from $0.84 to $0.87 for 2004.  These estimates exclude the impact of any future acquisitions.

Second Quarter Conference Call

The Company will be hosting a conference call today, Tuesday, August 3, 2004 to review the financial results for the second quarter.  Investors and other interested parties may access the call at 9:00 a.m. Central Time by dialing in at (800) 237-9752, participant passcode 43372174.

The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com.  For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 70587230.  The playback will be available through August 7, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care Can Be Found at:

www.optioncare.com

www.optionmed.com

www.mbimbi.com

[Financial tables follow]

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Specialty pharmacy services	$58,407	$48,172	$123,339	$105,206
Infusion and related healthcare services	37,450	34,126	72,396	67,199
Other	2,794	2,484	6,065	4,939
Total revenue	98,651	84,782	201,800	177,344

Cost of revenue:
Cost of goods sold	58,997	47,001	122,805	101,825
Cost of services provided	10,616	10,126	21,260	20,584
Total cost of revenue	69,613	57,127	144,065	122,409

Gross profit	29,038	27,655	57,735	54,935

Selling, general and Administrative expenses	19,200	18,177	38,449	36,208
Provision for doubtful accounts	1,462	2,330	3,021	4,208
Depreciation and amortization	569	684	1,250	1,352
Total operating expenses	21,231	21,191	42,720	41,768

Operating income	7,807	6,464	15,015	13,167

Interest income (expense), net	34	(6)	35	(106)
Other expense, net	(12)	(84)	(79)	(91)

Income before income taxes Income tax provision	7,829	6,374	14,971	12,970
	3,128	2,563	5,985	5,194

Net income	$4,701	$3,811	$8,986	$7,776

Net income per share:
Basic	$0.22	$0.18	$0.42	$0.37

Diluted
	$0.22	$0.18	$0.42	$0.37

Shares used in computing net income per common share:
Basic	21,282	20,799	21,188	20,788
Diluted	21,742	21,222	21,644	21,175

Dividends per share	$0.02	$—	$0.02	$—

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$12,787	$3,961
Accounts receivable, net	60,761	62,190
Inventory	9,095	11,522
Other current assets	9,327	9,721
Total current assets	91,970	87,394

Equipment and other fixed assets, net	12,680	12,145
Goodwill, net	65,651	64,970
Other assets	1,647	2,025
Total assets	$171,948	$166,534

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$16,256	$19,940
Current portion of long-term debt	41	424
Other current liabilities	7,958	10,253
Total current liabilities	24,255	30,617

Long-term debt, excluding current portion	77	82
Other liabilities	7,431	6,815
Total liabilities	31,763	37,514

Total stockholders’ equity	140,185	129,020

Total liabilities and stockholders’ equity	$171,948	$166,534

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Cash flows from operating activities:
Net Income	$4,701	$3,810	$8,986	$7,776

Non-cash expenses	2,752	3,524	5,515	6,471
Changes in assets and liabilities:
Accounts receivable	3,504	9,305	(1,205)	4,521
Other assets and liabilities	(4,323)	(8,560)	(1,436)	(6,019)

Net cash provided by operating activities	6,634	8,079	11,860	12,749

Cash flows from investing activities:
Payments for acquisitions	—	(8,778)	(1,090)	(11,836)
Net purchases of equipment	(1,613)	(1,249)	(2,588)	(2,639)
Other investing activities	—	145	—	229

Net cash used in investing activities	(1,613)	(9,882)	(3,678)	(14,246)

Cash flows from financing activities:
Net borrowings on credit agreements	—	815	—	858
Proceeds from issuance of stock	1,568	459	2,403	776
Other financing activities	(451)	(217)	(1,759)	(297)

Net cash provided by financing activities	1,117	1,057	644	1,337

Net increase (decrease) in cash and cash equivalents	6,138	(746)	8,826	(160)

Cash and cash equivalents, beginning of period	6,649	1,074	3,961	488

Cash and cash equivalents, end of period	$12,787	$328	$12,787	$328